EXHIBIT 23.5

Consent of PricewaterhouseCoopers LLP,

Independent Registered Certified Public Accounting Firm

Dated June 30, 2006

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors

CNL Income Properties, Inc.

We hereby consent to the use in this Post-Effective Amendment Number One to the Registration Statement on Form S-11 of our reports dated March 13, 2006, relating to the financial statements of CNL Income Properties, Inc., and its subsidiaries, CNL Village Retail Partnership, LP and its subsidiaries, CNL Dallas Market Center, L.P. and its subsidiaries and CNL Income GW Partnership, LLLP and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Orlando, Florida

June 30, 2006